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                                                                    EXHIBIT 10.6

                     FORM OF CALAMOS ASSET MANAGEMENT, INC.

                       EAU-BASED RSU AWARD STATEMENT FOR:

                                 [EMPLOYEE NAME]

Congratulations! The following summarizes your Calamos EAU-Based RSU Award:

RESTRICTED STOCK UNITS ("RSUS")

      TOTAL NUMBER OF RSUS
      GRANTED

VESTING SCHEDULE

      GRANT DATE             IPO First Trading Date: October  , 2004

      VESTING SCHEDULE       A portion of your Restricted Stock Units vest on
                             each of the following dates:

                             -   20% on January 1, 2006

                             -   20% on January 1, 2007

                             -   20% on January 1, 2008

                             -   20% on January 1, 2009

                             -   20% on January 1, 2010

Your restricted stock units were issued from the Calamos Asset Management, Inc. Incentive Compensation Plan. This restricted stock units award is governed by the terms and conditions of this EAU-Based RSU Award Statement, which includes the accompanying Terms of the EAU-Based RSU Awards and the Incentive Compensation Plan. You will receive a copy of the Incentive Compensation Plan Summary Description, and a copy of the plan document.

THIS EAU-BASED RSU STATEMENT, INCLUDING THE ACCOMPANYING TERMS OF THE EAU-BASED RSU AWARDS, CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

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                         CALAMOS ASSET MANAGEMENT, INC.

                        TERMS OF THE EAU-BASED RSU AWARDS

TYPE OF AWARD:          Restricted stock units ("RSUs").

                        When vested, each RSU entitles the holder to receive one
                        (1) share of Class A common stock of Calamos Asset Management, Inc. ("CLMS").

VESTING: The date(s) upon which the RSUs vest are set forth on the Award Statement.

                        In the event of termination of employment due to death or disability, or upon termination of employment by your employer without cause or by you for good reason, in each case only as determined under an applicable employment agreement, or in the absence of an applicable employment agreement, termination due to job elimination or other employer-initiated circumstances unrelated to job performance, prior to the full vesting of the RSUs, a portion (or all) of the unvested RSUs will vest as of the date of such termination of employment. The portion that will vest will be determined as follows: the vesting of those RSUs scheduled to vest on the next following vesting date will be accelerated to the date of such termination of employment.

                        Upon a Change in Control, the RSUs will become fully vested.

DELIVERY OF SHARES:     No exercise price or other amount is required to be paid
                        with respect to RSUs. Subject to applicable tax withholding (see below), one (1) share of CLMS Class A common stock will be delivered for each vested RSU, unless receipt has been deferred by you under an applicable deferred compensation plan.

EFFECT OF TERMINATION   Except as provided above for termination due to death,
OF EMPLOYMENT           disability, or termination without cause or for good
                        reason as described above, no further vesting will occur after termination of employment, and all unvested
                        RSUs will be forfeited and/or cancelled.

FEDERAL INCOME TAX      The following discussion is a summary of certain current
CONSIDERATIONS:         U.S. federal income tax consequences relating to RSUs.
                        This discussion does not purport to be complete, and does not cover, among other things, foreign, state and local tax treatment.

                        No income is recognized upon receipt of an award of RSUs. Upon vesting, income equal to the fair market value of shares of Class A common issued is recognized. The capital gain or loss holding period for the shares received under an award will begin when ordinary income is recognized, and any subsequent capital gain or loss will be measured by the difference between the ordinary income recognized and the amount received upon sale or exchange of the shares.

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TRANSFERABILITY:        No RSU granted under the Plan may be sold, transferred,
                        pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution.

VOTING RIGHTS:          Since RSUs do not represent actual shares, no voting
                        rights arise upon receipt of RSUs and you are not deemed to be the owner of any shares covered by the RSUs until such shares are delivered to you.

DIVIDENDS:              Notwithstanding the above, in addition to the shares of
                        Class A common stock to be delivered upon the vesting of the RSUs, you will also be entitled to receive a cash payment in an amount equal to each cash dividend you would have received during the period from the grant date of the RSUs to the date such RSUs became vested as if the RSUs were shares of Class A common stock held by you on the record date for the payment of such dividend, unless receipt of such cash payment has been deferred by you under an applicable deferred compensation plan.


TAX WITHHOLDING:        Prior to delivery of shares and/or payment of cash with
                        respect to the RSUs, there will be deducted or withheld, first from any cash and then from shares to be delivered, such aggregate amount of cash and/or number of shares having a fair market value equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law with respect to such payment of cash and/or distribution of shares made under or as a result of the Plan. The Committee may permit the remittance of cash or for other arrangements for payment of such taxes.